EXHIBIT 99.1

Zumiez Inc. Announces Fiscal 2023 Fourth Quarter Results

LYNNWOOD, Wash., March 14, 2024 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today reported results for the fourth quarter and fiscal year ended February 3, 2024.

Net sales for the fourth quarter ended February 3, 2024 (14 weeks) increased 0.6% to $281.8 million from $280.1 million in the fourth quarter ended January 28, 2023 (13 weeks). Net loss in the fourth quarter of fiscal 2023 was $33.5 million, or $1.73 per share, compared to net income of $11.4 million, or $0.59 per diluted share, in the fourth quarter of the prior fiscal year. Fiscal 2023 fourth quarter results reflect a goodwill impairment charge of $41.1 million, or $2.13 per share after-tax, related to the Company’s decision to slow store growth and focus on profitability in Europe and the corresponding impact on the future cash flow projections of its Blue Tomato business.

Total net sales for the twelve months (53 weeks) ended February 3, 2024 decreased 8.6% to $875.5 million from $958.4 million reported for the twelve months (52 weeks) ended January 28, 2023. Net loss for fiscal 2023 inclusive of the $41.1 million goodwill impairment charge was $62.6 million, or $3.25 per share, compared to net income for fiscal 2022 of $21.0 million, or $1.08 per diluted share.

At February 3, 2024, the Company had cash and current marketable securities of $171.6 million compared to cash and current marketable securities of $173.5 million at January 28, 2023. The slight decrease was primarily driven by capital expenditures, offset by cash flow from operating activities.

Rick Brooks, Chief Executive Officer of Zumiez Inc., stated, “We concluded a difficult year with stronger than anticipated fourth quarter results as our consolidated monthly sales trend accelerated in January. Within our recent performance, there were multiple areas that showed a marked improvement, led by our North American men’s business which grew year-over-year in the fourth quarter. While we are encouraged by our stronger than anticipated fourth quarter and sustained quarterly improvements as we moved through the year, the global operating environment remains challenging and therefore we are further adjusting our strategies to balance the interests of our shareholders and customers. For 2024, this includes slowing store growth in Europe and focusing on increasing the productivity of our current footprint in the region. We are also continuing to close underperforming stores in the U.S., reducing labor costs to align with lower revenue levels, and looking to drive even greater efficiencies throughout the organization. At the same time, we’ll invest to ensure we are winning with the consumer by launching new, highly sought-after brands, maintaining our best-in-class service levels, and strengthening our customer connections. We have successfully navigated down cycles before and I am confident in our teams’ ability to return the Company to growth and enhanced profitability both in the near-term and the years ahead.”

Fiscal First Quarter-to-Date Sales
Total first quarter-to-date sales for the four weeks ended March 2, 2024 decreased 3.1%, from the four weeks ended February 25, 2023. Comparable sales for the four weeks ended March 2, 2024 decreased 6.2% from the four weeks ended March 4, 2023. From a regional perspective, comparable sales for North America decreased 2.6% and other international comparable sales decreased 17.8%.

Fiscal 2023 First Quarter Outlook
The Company is introducing guidance for the three months ending May 4, 2024. Net sales are projected to be in the range of $167 to $172 million. Earnings per share are expected to be between a loss of $1.09 and a loss of $1.19.

The Company currently intends to open approximately 10 new stores in fiscal 2024, including up to 3 stores in North America, 3 stores in Europe and 4 stores in Australia.

Conference call Information
To access the conference call, please pre-register (Registration Link). Registrants will receive confirmation with dial-in details. The conference call will also be available to interested parties through a live webcast at https://ir.zumiez.com. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time at https://ir.zumiez.com.

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of March 2, 2024, we operated 753 stores, including 594 in the United States, 47 in Canada, 87 in Europe and 25 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, zumiez.ca, blue-tomato.com and fasttimes.com.au.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s annual report on Form 10-K for the fiscal year ended January 28, 2023 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) (Unaudited)

	Three Months Ended
	February 3,	% of	January 28,	% of
	2024	Sales	2023	Sales
	(Unaudited)		(Unaudited)
Net sales	$281,822	100.0%	280,110	100.0%
Cost of goods sold	185,171	65.7%	184,841	66.0%
Gross profit	96,651	34.3%	95,269	34.0%
Selling, general and administrative expenses	129,436	45.9%	80,059	28.6%
Operating (loss) profit	(32,785)	-11.6%	15,210	5.4%
Interest income, net	941	0.3%	645	0.2%
Other income (expense), net	545	0.2%	293	0.1%
(Loss) Earnings before income taxes	(31,299)	-11.1%	16,148	5.8%
Provision for income taxes	2,188	0.8%	4,716	1.7%
Net (loss) income	$(33,487)	-11.9%	$11,432	4.1%
Basic earnings per share	$(1.73)		$0.60
Diluted earnings per share	$(1.73)		$0.59
Weighted average shares used in computation of earnings per share:
Basic	19,323		19,114
Diluted	19,323		19,255

	Fiscal Year Ended
	February 3,	% of	January 28,	% of
	2024	Sales	2023	Sales
	(Unaudited)
Net sales	$875,486	100.0%	$958,380	100.0%
Cost of goods sold	594,596	67.9%	633,702	66.1%
Gross profit	280,890	32.1%	324,678	33.9%
Selling, general and administrative expenses	345,679	39.5%	293,578	30.7%
Operating (loss) profit	(64,789)	-7.4%	31,100	3.2%
Interest income, net	3,522	0.4%	1,924	0.2%
Other expense, net	(611)	-0.1%	(557)	-0.1%
(Loss) Earnings before income taxes	(61,878)	-7.1%	32,467	3.4%
Provision for income taxes	732	0.1%	11,433	1.2%
Net (loss) income	$(62,610)	-7.2%	$21,034	2.2%
Basic earnings per share	$(3.25)		$1.10
Diluted earnings per share	$(3.25)		$1.08
Weighted average shares used in computation of earnings per share:
Basic	19,290		19,208
Diluted	19,290		19,428

ZUMIEZ INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	February 3, 2024	January 28, 2023
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$88,875	$81,503
Marketable securities	82,704	91,986
Receivables	13,780	20,613
Inventories	128,827	134,824
Prepaid expenses and other current assets	12,401	11,252
Total current assets	326,587	340,178
Fixed assets, net	90,508	93,746
Operating lease right-of-use assets	196,775	222,240
Goodwill	15,374	56,566
Intangible assets, net	14,200	14,443
Deferred tax assets, net	8,623	8,205
Other long-term assets	12,159	12,525
Total long-term assets	337,639	407,725
Total assets	$664,226	$747,903

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$38,885	$40,379
Accrued payroll and payroll taxes	18,431	16,321
Operating lease liabilities	60,885	65,460
Other liabilities	25,886	23,649
Total current liabilities	144,087	145,809
Long-term operating lease liabilities	159,877	188,835
Other long-term liabilities	7,052	5,931
Total long-term liabilities	166,929	194,766
Total liabilities	311,016	340,575

Shareholders’ equity
Preferred stock, no par value, 20,000 shares authorized; none issued and outstanding	—	—
Common stock, no par value, 50,000 shares authorized; 19,833 shares issued and outstanding at February 3, 2024 and 19,489 shares issued and outstanding at January 28, 2023	196,144	188,418
Accumulated other comprehensive loss	(19,027)	(19,793)
Retained earnings	176,093	238,703
Total shareholders’ equity	353,210	407,328
Total liabilities and shareholders’ equity	$664,226	$747,903

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Fiscal Year Ended
	February 3, 2024	January 28, 2023
	(Unaudited)
Cash flows from operating activities:
Net (loss) income	$(62,610)	$21,034
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation, amortization and accretion	22,763	21,626
Noncash lease expense	68,164	67,394
Deferred taxes	(1,050)	2,485
Stock-based compensation expense	7,022	6,991
Impairment of goodwill and long-lived assets	43,904	2,081
Other	206	1,176
Changes in operating assets and liabilities:	-	-
Receivables	6,859	(1,716)
Inventories	5,809	(5,279)
Prepaid expenses and other assets	(1,817)	(1,082)
Trade accounts payable	(907)	(15,484)
Accrued payroll and payroll taxes	2,170	(14,895)
Income taxes payable	2,090	(2,320)
Operating lease liabilities	(78,983)	(76,605)
Other liabilities	1,135	(5,785)
Net cash provided by (used in) operating activities	14,755	(379)
Cash flows from investing activities:
Additions to fixed assets	(20,350)	(25,627)
Purchases of marketable securities and other investments	(38,348)	(1,914)
Sales and maturities of marketable securities and other investments	50,150	81,750
Net cash (used in) provided by investing activities	(8,548)	54,209
Cash flows from financing activities:
Proceeds from revolving credit facilities	49,440	22,688
Payments on revolving credit facilities	(49,440)	(22,688)
Proceeds from issuance and exercise of stock-based awards	704	1,111
Payments for tax withholdings on equity awards	—	(508)
Common stock repurchased	—	(87,860)
Net cash provided by (used in) financing activities	704	(87,257)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(1,080)	(2,172)
Net increase (decrease) in cash, cash equivalents, and restricted cash	5,831	(35,599)
Cash, cash equivalents, and restricted cash, beginning of period	88,453	124,052
Cash, cash equivalents, and restricted cash, end of period	$94,284	$88,453
Supplemental disclosure on cash flow information:
Cash paid during the period for income taxes	$2,065	$11,309
Accrual for purchases of fixed assets	800	1,433

See accompanying notes to consolidated financial statements

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200